                                                                 EXHIBIT 99.3

                 CONTINENTAL NATURAL GAS, INC. AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                               September 30, 1997


                                                   Continental     Taurus     Adjustments       Pro Forma
                                                   -----------    --------    -----------       ---------
                      ASSETS                                         (in thousands)
Current assets:
    Cash and cash equivalents                        $  6,287     $   --       $                $ 6,287
    Accounts receivable                                42,839        5,113                       47,952
    Notes receivable - affiliates                          18         --                             18
    Gas inventory                                         650         --                            650
    Prepaid expenses                                       82           91                          173
                                                     --------     --------     --------         --------

    Total current assets                               49,876        5,204                       55,080

Investments                                               527         --                            527

Property and equipment, net                            69,898       31,782         (449)(a)     111,650
                                                                                 10,419 (b)
Deferred tax asset                                      6,608         --                          6,608
Other assets                                              672          634         (175)(a)       1,131
                                                     --------     --------     --------         --------

Total assets                                         $127,581     $ 37,620     $  9,795        $174,996
                                                     ========     ========     ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued liabilities         $ 47,916     $  5,415     $                $53,331
    Contract advances                                     518         --                            518
    Current portion of long-term debt                   4,204         --                          4,204
    Current portion of capital lease obligations        1,372         --                          1,372
                                                     --------     --------     --------        --------

    Total current liabilities                          54,010        5,415                       59,425

Long-term debt                                         23,301         --         42,000 (c)      65,301
Capital lease obligations                               6,588         --                          6,588
Deferred gain on sale - leaseback                         163         --                            163
Payable to Parent Company                                --         15,111      (15,111)(b)        --
Deferred income taxes                                    --          6,232       (6,232)(b)        --
                                                     --------     --------     --------        --------

Total liabilities                                      84,062       26,758       20,657         131,477

Shareholders' equity                                   43,519       10,862      (10,862)(d)      43,519
                                                     --------     --------     --------        --------

Total liabilities and shareholders' equity           $127,581     $ 37,620     $  9,795        $174,996
                                                     ========     ========     ========        ========



                     The accompanying notes are an integral
                 part of the consolidated financial statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET


         The pro forma condensed consolidated balance sheet, which has been prepared utilizing the historical balance sheet of Continental Natural Gas, Inc. and subsidiaries ("Continental") and Taurus Energy Corporation ("Taurus") as of September 30, 1997, is based upon the assumptions that the acquisition by Continental, accounted for under the purchase method, occurred as of September 30, 1997 and includes the following pro forma adjustments.

         (a) Adjustment to remove certain assets owned by Taurus at September 30, 1997 which were transferred to the owner of Taurus prior to the acquisition by Continental.

         (b) Adjustment to reflect the allocation of the total purchase price for Taurus of $42,000,000 in cash to the assets acquired and liabilities assumed.

                  The final allocation of the purchase price is contingent upon the receipt of final information on the acquired assets, but is not expected to differ materially from the preliminary allocation herein.

         (c) To reflect additional net borrowings of Continental associated with the acquisition.

         (d)      To eliminate Taurus shareholders' equity.

         The pro forma balance sheet should be read in conjunction with the financial statements and notes of Continental and Taurus as of September 30, 1997 and December 31, 1996.

                 CONTINENTAL NATURAL GAS, INC. AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                  For the Nine Months Ended September 30, 1997


                                                Continental      Taurus       Adjustments        Pro Forma
                                                 ---------      ---------      ---------         ---------
                                                                  (in thousands except per share)
Natural gas sales                                $ 202,983      $  22,697      $                 $ 225,680
Natural gas liquids sales                           30,751         10,018           (542)(a)        40,227
Gathering fees                                       2,863           --                              2,863
Other                                                   21           --                                 21
                                                 ---------      ---------      ---------         ---------

Total operating revenue                            236,618         32,715           (542)          268,791
                                                 ---------      ---------      ---------         ---------

Operating costs and expenses:
    Cost of purchased gas                          219,017         24,813            (44)(a)       243,786
    Operating expenses                               4,676          3,223           (348)(a)         7,551
    General and administrative                       5,412          1,490           (810)(b)         6,092
    Depreciation, depletion and amortization         2,852          2,394            (39)(a)         4,779
                                                                                    (428)(c)
                                                 ---------      ---------      ---------         ---------

    Total operating costs and expenses             231,957         31,920         (1,669)          262,208
                                                 ---------      ---------      ---------         ---------

Operating income                                     4,661            795          1,127             6,583
                                                 ---------      ---------      ---------         ---------

Other income (expense):
    Interest expense                                (3,994)          (736)        (1,784)(d)        (6,514)
    Other, net                                         555                                             555
                                                 ---------      ---------      ---------         ---------

    Total other income (expense)                    (3,439)          (736)        (1,784)           (5,959)
                                                 ---------      ---------      ---------         ---------

Income (loss) before income taxes                    1,222             59           (657)              624

Income tax benefit (expense)                          (493)           (20)           250(e)           (263)
                                                 ---------      ---------      ---------         ---------

Net income (loss)                                $     729      $      39      $    (407)        $     361
                                                 =========      =========      =========         =========

Net income (loss) per common share:
    Primary                                      $    0.12                                       $    0.03
                                                 =========                                       =========

    Fully diluted                                $    0.11                                       $    0.03
                                                 =========                                       =========

Weighted average common shares outstanding:
    Primary                                          4,214                                           4,214
    Fully diluted                                    4,413                                           4,413



                             See Accompanying Notes.

                 CONTINENTAL NATURAL GAS, INC. AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                      For the Year Ended December 31, 1996


                                                      Continental       Taurus      Adjustments        Pro Forma
                                                       ---------      ---------      ---------         ---------
                                                                  (in thousands except per share)
Operating revenue:
   Natural gas sales                                   $ 208,779      $  28,730      $                 $ 237,509
   Natural gas liquids sales                              34,757         16,145           (772)(a)        50,130
   Gathering fees                                          1,995           --                              1,995
   Marketing fees and other                                1,130           --                              1,130
                                                       ---------      ---------      ---------         ---------

   Total operating revenue                               246,661         44,875           (772)          290,764
                                                       ---------      ---------      ---------         ---------

   Operating costs and expenses:
      Cost of purchased gas                              225,535         33,237            (56)(a)       258,716
      Operating expenses                                   5,978          4,155           (449)(a)         9,684
      General and administrative                           5,623          1,866         (1,080)(b)         6,409
      Depreciation, depletion and amortization             2,854          3,082            (51)(a)         5,427
                                                                                          (458)(c)
                                                       ---------      ---------      ---------         ---------

      Total operating costs and expenses                 239,990         42,340         (2,094)          280,236
                                                       ---------      ---------      ---------         ---------

   Operating income                                        6,671          2,535          1,322            10,528
                                                       ---------      ---------      ---------         ---------

   Other income (expense):
      Interest expense                                    (2,702)        (1,168)        (2,167)(d)        (6,037)
      Other, net                                              16           --                                 16
                                                       ---------      ---------      ---------         ---------

      Total other income (expense)                        (2,686)        (1,168)        (2,167)           (6,021)
                                                       ---------      ---------      ---------         ---------

   Income (loss) before income taxes and                   3,985          1,367           (845)            4,507
        extraordinary item

   Income tax benefit (expense)                            3,635           (465)           321(e)          3,491
                                                       ---------      ---------      ---------         ---------

   Income (loss) before extraordinary item             $   7,620      $     902      $    (524)        $   7,998
                                                       =========      =========      =========         =========

Income before extraordinary item per common share:
   Primary                                             $    1.99                                       $    2.10
                                                       =========                                       =========
   Fully diluted                                       $    1.71                                       $    1.79
                                                       =========                                       =========

Weighted average common shares outstanding:
   Primary                                                 3,536                                           3,536
   Fully diluted                                           4,466                                           4,466



                             See Accompanying Notes.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


         The pro forma condensed consolidated statement of operations, which has been prepared utilizing the historical statements of operations of Continental Natural Gas, Inc. and Subsidiaries ("Continental") and Taurus Energy Corporation ("Taurus") for the year ended December 31, 1996 and the nine months ended September 30, 1997, are based upon the assumption that the acquisition by Continental, accounted for under the purchase method, occurred as of January 1, 1996 and include the following pro forma adjustments.

         (a) Adjustment to remove revenues and expense associated with certain assets owned by Taurus during 1996 and 1997 which were transferred to the owner of Taurus prior to the acquisition by Continental.

         (b) Adjustment to remove corporate overhead allocations charged by the prior owner of Taurus, which costs will not be incurred by Continental.

         (c) Adjustment to depreciation expense to reflect the increase in value of fixed assets acquired associated with the acquisition and estimated depreciation lives associated with the acquired assets.

         (d) Adjustment to reflect increase in interest expense on debt issued associated with the acquisitions.

         (e) Adjustment to income tax expense recognized to reflect expense associated with consolidated results of operations.

         The pro forma financial statements should be read in conjunction with the financial statements and notes of Continental and Taurus for the year ended December 31, 1996 and the nine months ended September 30, 1997. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future.